SCHEDULE A

Executive Officers & Directors of Karpus Management, Inc., d/b/a Karpus Investment Management

Name	Position & Present Principal Occupation	Business Address	Shares Owned

Kathleen Finnerty Crane	Chief Financial Officer	183 Sully’s Trail, Pittsford, New York 14534	200 Shares
Daniel Lee Lippincott	President and Chief Investment Officer	183 Sully’s Trail, Pittsford, New York 14534	0 Shares
Jodi Lee Hedberg	Chief Compliance Officer	183 Sully’s Trail, Pittsford, New York 14534	0 Shares

SCHEDULE B

Transactions in the Shares since the amended Schedule 13D filing on April 30, 2026.

Nature of the Transaction	Shares Purchased/(Sold)	Price Per Share($)	Date of Purchase / Sale

KARPUS MANAGEMENT, INC., D/B/A/ KARPUS INVESTMENT MANAGEMENT
(THROUGH THE ACCOUNTS)

Purchase of Common Stock	25,389	$8.10	4/29/2026
Purchase of Common Stock	22,981	$8.09	4/30/2026
Purchase of Common Stock	3,000	$8.16	5/8/2026
Purchase of Common Stock	5,615	$8.16	5/13/2026
Purchase of Common Stock	812	$8.11	5/18/2026
Purchase of Common Stock	3,129	$8.08	5/19/2026
Sale of Common Stock	(6,000)	$8.14	5/20/2026
Purchase of Common Stock	3,000	$8.07	5/22/2026
Purchase of Common Stock	5,325	$8.14	5/28/2026
Purchase of Common Stock	42	$8.14	5/29/2026
Sale of Common Stock	(6,573)	$8.11	6/1/2026
Purchase of Common Stock	14,738	$8.12	6/2/2026
Purchase of Common Stock	53,499	$8.12	6/3/2026
Purchase of Common Stock	15,272	$8.12	6/4/2026
Purchase of Common Stock	58,323	$8.10	6/5/2026
Purchase of Common Stock	23,955	$8.06	6/8/2026
Purchase of Common Stock	20,651	$8.06	6/9/2026